Better Home & Finance Holding Company Announces
Fourth Quarter and Full Year 2023 Results
•Reporting first annual financial results as a public company, after closing business combination in August 2023, which unlocked approximately $565 million of capital
•Maintaining conviction in large addressable market and favorable consumer trends towards digitization and price transparency
•Continued strategic investments in Better’s leading proprietary technology platform, Tinman, to improve mortgage fulfillment efficiency
•Continued launching innovative products to improve customer experience, including One Day Mortgage, One Day HELOC and digital VA loans
•Continued execution of cost reduction initiatives
•Leaning into growth in a more favorable macro environment in 2024, while maintaining cost discipline
New York, NY – March 28, 2024 – Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) (“Better” or the “Company”), a New York-based digitally native homeownership company, today reported financial results for its fourth quarter and full year ended December 31, 2023.
“Through 2023 we navigated a very challenging market environment, and we are now beginning to see green shoots in 2024 and beyond. The addressable opportunity in our market continues to be massive, and we believe the megatrend towards digitization positions us favorably. A critical driver of our planned growth in 2024 is a fundamental change in our commercial operating model, which we tested in the fourth quarter of 2023 and implemented across the company in the first quarter. We have pivoted to hiring experienced Loan Officers on commission-based compensation plans, a significant deviation from our prior model. We are pleased to see early conversion improvements from this operating model pivot and the seasoned sales talent we are hiring, as well as greater alignment between our production volume and costs. Further, the experienced Loan Officers are providing our customers with an increased level of service, which enables us to improve revenue per loan while remaining market competitive.” said Vishal Garg, CEO and Founder of Better.

Fourth Quarter 2023 Financial Highlights:

GAAP Results:
•Revenue of $9 million
•Net loss of $59 million
•Ended 2023 with $554 million of cash, restricted cash, and short-term investments

Key Operating Metrics and Non-GAAP Results:
•Funded Loan Volume of $527 million across 1,633 Total Loans
•Adjusted EBITDA loss of $26 million

Full Year 2023 Financial Highlights:

GAAP Results:
•Revenue of $77 million
•Net loss of $534 million

Key Operating Metrics and Non-GAAP Results:
•Funded Loan Volume of $3 billion across 8,569 Total Loans
•Adjusted EBITDA loss of $163 million

“Given the additional capital raised in 2023, we are excited to grow and continue strategically investing in our technology and innovative products, such as digital One Day HELOC and One Day Mortgage. Through Better’s history, we have proven our ability to scale to over $100 billion of origination volume, reaching almost 2% in refinance market share at our peak in 2021. In 2023, with 91% of volume comprised of purchase loans, we have also demonstrated our digital purchase product resonates with consumers, creating an opportunity for us to further lean into purchase as we pivot to our new operating model. We expect to drive increased volume in 2024 compared to 2023, while seeking to manage expenses to be in-line with 2023. For the first quarter of 2024, we expect to generate Funded Loan Volume of approximately $600-650 million.” said Kevin Ryan, President and CFO of Better.

Full Year 2023 Business Highlights:
●Continued navigating through one of the most challenging mortgage macro environments in recent history with average 30-year fixed mortgage rates around 7% in 2023
●Continued to deliberately depress volumes by throttling marketing expenses to reduce losses in 2023
●D2C business comprised 55% of Funded Loan Volume in 2023, with B2B the remainder
●Purchase loans comprised 91% of Funded Loan Volume in 2023, refinance comprised 7%, and HELOC the remainder

●Launched new innovative products, including One Day HELOC, with weekly HELOC lock volume scaling 470% from Q1 2023 to Q4 2023, and One Day Mortgage with an average commitment letter turnaround time of 8.5 hours since Q1 2023
●Reduced Total Expenses by 71% year-over-year, with overall $1.1+ billion reduction in annual Total Expenses in 2023 compared to 2021
●Net loss improved 39% year-over-year in 2023 and 83% quarter-over-quarter in Q4 2023
●Adjusted EBITDA loss improved 69% year-over-year in 2023 and 53% quarter-over-quarter in Q4 2023
●Announced new partnerships with Infosys and Beyond.com, providing Better’s seamless digital mortgage experience to partners’ customers
●Continued loan quality with lower defect rates and delinquency rates on funded loans versus industry average

For more information, please see the detailed financial data and other information available in the Company’s annual report on Form 10-K, when filed with the Securities and Exchange Commission (the “SEC”). Amounts presented as of and for the year ended December 31, 2023 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Annual Report on Form 10-K with the SEC. More information as of and for the year ended December 31, 2023 will the provided upon filing our Annual Report on Form 10-K with SEC.

Webcast
Better will host a live webcast of its earnings conference call beginning at 8:30am ET on March 28, 2024. To access the webcast, or to register to listen to the call by phone, go to the investor relations section of the Company’s website at investors.better.com or click the “Attendee Registration Link” below. Please join the webcast at least 10 minutes prior to start time. A replay will be available on the investor relations website shortly after the call ends.

* Webcast Details *
Event Title: Better Home & Finance Holding Company Fourth Quarter and Full Year 2023 Results
Event Date: March 28, 2024 08:30 AM (GMT-04:00) Eastern Time (US and Canada)
Attendee Registration Link:
https://events.q4inc.com/attendee/821111407

About Better

Since 2017, Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) has leveraged its industry-leading technology platform, Tinman™, to fund more than $100 billion in mortgage volume. Tinman™ allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates and close their loan in as little as three weeks. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage loans. Better launched its One Day Mortgage program in January 2023, which allows eligible customers to go from click to Commitment Letter within 24 hours. From 2019-2022, Better completed approximately $98 billion in mortgage volume and $39 billion in coverage written through its insurance arm. Better was named Best Online Mortgage Lender by Forbes and Best Mortgage Lender for Affordability by WSJ in 2023, and ranked #1 on LinkedIn’s Top Startups List for 2021 and 2020, #1 on Fortune’s Best Small and Medium Workplaces in New York, #15 on CNBC’s Disruptor 50 2020 list, and was listed on Forbes FinTech 50 for 2020. Better serves customers in all 50 US states and the United Kingdom.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. Such factors can be found in the Registration Statement on Form S-1 filed with the SEC by the Company on December 20, 2023, as well as, when filed, the Company’s annual report on Form 10-K, the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

Results of Operations

(Amounts in thousands, except per share amounts)	Year Ended December 31, 2023	Year Ended December 31, 2022	Three Months Ended December 31, 2023	Three Months Ended September 30, 2023
Revenues:				
Mortgage platform revenue, net	$ 61,328	$ 106,144	$ 6,401	$ 14,207
Cash offer program revenue	304	228,721	—	—
Other platform revenue	11,293	38,362	1,938	1,333
Net interest income (expense):			—	—
Interest income	15,575	26,714	3,048	3,667
Warehouse interest expense	(11,680)	(17,059)	(2,136)	(2,758)
Net interest income (expense)	3,895	9,655	912	909
Total net revenues	76,820	382,882	9,251	16,449
Expenses:				
Mortgage platform expenses	84,664	326,480	13,855	19,166
Cash offer program expenses	397	230,144	(1)	—
Other platform expenses	13,076	59,501	1,289	3,161
General and administrative expenses	146,394	187,232	33,002	59,189
Marketing and advertising expenses	22,083	69,008	4,961	5,128
Technology and product development expenses	84,053	124,308	17,414	20,732
Restructuring and impairment expenses	15,375	247,693	3,577	679
Total expenses	366,042	1,244,366	74,097	108,055
Loss from operations	(289,222)	(861,484)	(64,846)	(91,606)
Interest and other expense, net:				
Other income (expense)	13,614	3,556	8,427	977
Interest and amortization on non-funding debt	(19,916)	(13,450)	(1,679)	(11,939)
Interest on Bridge Notes	—	(272,667)	—	—
Change in fair value of warrants	(507)	—	(1,368)	861
Change in fair value of convertible preferred stock warrants	266	28,901	—	—
Change in fair value of bifurcated derivative	(236,603)	236,603	—	(237,667)
Total interest and other expenses, net	(243,146)	(17,057)	5,380	(247,768)
Loss before income tax expense	(532,368)	(878,541)	(59,466)	(339,374)
Income tax expense / (benefit)	1,998	1,100	(541)	659
Net loss	(534,366)	(879,641)	(58,925)	(340,033)

Summary Condensed Balance Sheet:

(Amounts in thousands, except share and per share amounts)	December 31, 2023	December 31, 2022
Assets		
Cash and cash equivalents	$503,591	$317,959
Mortgage loans held for sale, at fair value	170,150	248,826
Bifurcated derivative	—	236,603
Loan commitment asset	—	16,119
Other combined assets	233,001	266,563
Total Assets	906,742	1,086,070
Liabilities, Convertible Preferred Stock, and Stockholders' Equity (Deficit)		
Liabilities		
Warehouse lines of credit	127,085	144,049
Corporate line of credit, net	—	144,403
Convertible Note	514,644	—
Pre-Closing Bridge Notes	—	750,000
Other combined liabilities	144,473	216,844
Total Liabilities	786,202	1,255,296
Convertible preferred stock	—	436,280
Stockholders' Equity (Deficit)		
Additional paid-in capital	1,836,796	618,890
Accumulated deficit	(1,703,449)	(1,169,083)
Other combined equity	(12,807)	(55,313)
Total Stockholders' Equity (Deficit)	120,540	(605,506)
Total Liabilities, Convertible Preferred Stock, and Stockholders' Equity (Deficit)	906,742	1,086,070

For Investor Relations Inquiries please email ir@better.com